Exhibit 10.15

EXECUTIVE EMPLOYMENTAGREEMENT

between

HOMESTREET, INC. and HOMESTREET BANK

and

JAY ISEMAN

EXECUTIVE EMPLOYMENT AGREEMENT

This executive employment agreement (“Agreement”), effective immediately after the Cease and Desist Order is lifted by the Federal Deposit Insurance Corporation (the “Effective Date”), is between HomeStreet, Inc., HomeStreet Bank (“Bank”) and their affiliate or subsidiary organizations and their successors and assigns (collectively, the “Company”) and Jay Iseman (“Executive”) (collectively, the “Parties”). In consideration of the foregoing promises and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Company and Executive hereby agree to enter into an employment relationship in accordance with the terms and conditions set forth below.

I.	EMPLOYMENT

A.	Position and Duties

The Company will employ Executive, and Executive will accept employment as the Executive Vice-President and Chief Credit Officer of HomeStreet Bank and HomeStreet, Inc. and report to the Chief Executive Officer of HomeStreet Bank and HomeStreet, Inc. Executive will perform the duties of Executive Vice-President and Chief Credit Officer and will devote his full time and attention to achieving the purposes and discharging the responsibilities afforded the positions, and such other duties as may be assigned from time to time by the Company, which relate to the business of the Company and are reasonably consistent with Executive’s position. During Executive’s employment, Executive will not engage in any business activity that, in the reasonable judgment of the Chief Executive Officer, conflicts with the duties of Executive under this Agreement, whether or not such activity is pursued for gain, profit or other advantage. Executive will comply with Company policies and procedures, and all applicable laws and regulations. Executive shall be employed at the Company headquarters in Seattle, Washington.

B.	Term of Agreement

This Agreement shall commence on the Effective Date and continue for an initial term of three (3) years unless sooner terminated as set forth in Section III. The Agreement shall automatically renew for successive one (1) year terms, unless either party provides the other with written notice of its intent not to renew no less than 180 days prior to the end of its term. Notwithstanding any termination of this Agreement or Executive’s employment, the Executive shall remain subject to the restrictions in Section IV of this Agreement.

II.	COMPENSATION AND BENEFITS

The Company agrees to pay to Executive and Executive agrees to accept in exchange for the services rendered hereunder the following compensation and benefits:

A.	Annual Salary

Executive’s compensation shall consist of an annual base salary (the “Salary”) of no less than $200,000, payable in accordance with the payroll practices of the Company. The Salary shall be reviewed at least annually, and may be subject to increase, by the Chief Executive Officer or the Board of Directors of the Company (or the Compensation Committee thereof)

while Executive is employed hereunder. Executive’s Salary may decrease only with his agreement.

B.	Annual Incentive Payment

The Company shall establish a performance-based, target incentive bonus under the terms of the Company’s incentive bonus compensation plan pursuant to which Executive may receive, based on completion of objectives no less than 40% of Executive’s Salary (or such higher amount as the Chief Executive Officer, Board or its Compensation Committee may approve) (“Target Incentive Payment”), less required withholding and authorized deductions. The Chief Executive Officer or the Board or its Compensation Committee and Executive shall establish the mutually acceptable performance objectives and related payout ratios no later than May 31 of each fiscal year. The Chief Executive Officer, Board, or the Board’s Compensation Committee, shall reasonably determine the extent to which the Target Incentive Payment has been earned and shall ensure that the Target Incentive Payment complies with Sound Incentive Compensation Planning Guidelines and other restrictions applicable to financial institutions.

C.	Equity Compensation

Executive has been awarded stock options and restricted stock consistent with Company benefits plans so that Executive holds equity rights to approximately .7% of the outstanding share of HomeStreet, Inc. stock (25,000 shares). For the purposes of this provision, these shares shall be referred to as Executive’s “initial executive award.” Executive’s rights with respect to such stock options and restricted stock shall continue, subject to the terms of any applicable grant or plan. In the event of an Initial Public Offering of stock in HomeStreet, Inc., HomeStreet, Inc. shall provide additional equity grants (which may be in the form of restricted stock or stock options) to Executive so that his percentage ownership in HomeStreet, Inc. following the Initial Public Offering remains equal to his ownership interest prior to the Initial Public Offering calculated by multiplying the percentage of HomeStreet, Inc.’s pre-offering common stock reflected by Executive’s initial executive award, by the number of shares of HomeStreet, Inc. common stock as measured immediately after the completion of the Initial Public Offering, and subtracting from that result the number of shares represented in the initial executive award. Three-Fourths of these awards (75%) will take the form of stock options, with an exercise price equal to the Initial Public Offering price or if issuance is delayed, then with an exercise price equal to the stock price on the day the options are issued; the remaining one-fourth (25%) will take the form of restricted stock awards. Stock options will vest ratably in thirds over each of the first three anniversaries of the closing of the Initial Public Offering. The restricted stock awards will vest upon the occurrence of certain events based upon an increase in the price of HomeStreet, Inc. common stock in comparison to the price at which the Initial Public Offering is consummated: one-third of the awards vest upon an increase in Company stock price of 25% from the Initial Public Offering price; an additional one-third vest upon an increase of 40% from the Initial Public Offering price; and the remaining one-third vest upon an increase of 50% from the Initial Public Offering price. Executive may be awarded additional stock options or restricted stock at the discretion of the Compensation Committee of the Board and consistent with any stock plans or agreements.

D.	Benefits

Executive shall be eligible to participate, subject to and in accordance with applicable eligibility requirements, in such benefit programs as are provided to the Company’s executives, which may include, at a minimum, vacation, sick leave, basic health, life and disability insurance.

E.	Business Expenses

Executive shall be reimbursed for all reasonable out-of-pocket expenses actually incurred by Executive in the conduct of the business of the Company, provided that Executive submits substantiation of all such expenses to the Company on a timely basis in accordance with standard policies of the Company, effective as such on the date such expenses are incurred.

F.	Allocation of Payments

HomeStreet, Inc. and HomeStreet Bank shall from time to time allocate between them the obligation to make payments hereunder. Such allocation shall not affect the joint and several liability of HomeStreet, Inc. and HomeStreet Bank under this Agreement as provided in Section VI.D.

III.	TERMINATION

A.	Employment Termination

This Agreement and Executive’s employment may be terminated by the Company for Cause (as defined below), or without Cause or by Executive for Good Reason (as defined below) or without Good Reason or upon the Executive’s death or Total Disability. Except where a specific notice procedure is described herein, the Company or Executive shall provide the other party at least sixty (60) days notice of any termination (or 60 days pay in lieu of notice). Upon any termination of employment, Executive shall be entitled to receive payments or benefits as described in this Agreement.

B.	Automatic Termination on Death or Total Disability

This Agreement and Executive’s employment hereunder shall terminate automatically upon the death or Total Disability of Executive. “Total Disability” shall have the same meaning as defined in the Company’s long-term disability plan or policy. Termination hereunder shall be deemed to be effective (a) upon Executive’s death or (b) immediately upon the sooner to occur of a determination by the Company’s long-term disability insurance carrier or Executive’s primary care physician that Executive is disabled and eligible for long-term disability benefits. Executive shall receive the following benefits on termination of employment for Death or Disability:

(1) Executive’s earned but unpaid Salary through the effective date of the termination;

(2) Any earned but unpaid incentive compensation, including incentive compensation earned in the previous year but not yet paid and pro rata incentive compensation earned for the year in which termination occurs;

(3) Accrued but unused vacation pay consistent with the Company vacation policy;

(4) Reimbursable business expenses for activities prior to the effective date of termination;

(5) Executive’s vested stock options and other equity grants shall remain exercisable for one year after Death or Total Disability consistent with the terms of the applicable plan;

(6) Any severance pay for which Executive may be eligible under the terms of the Company’s nondiscriminatory severance plan.

(7) In the event of Total Disability, provided that such payments do not result in a violation the non-discrimination rules under Section 105(h) of the Internal Revenue Code, Company shall pay to the applicable insurer the health care insurance premiums for Executive and his eligible dependents during the 18 months of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), provided Executive and his dependents elect COBRA continuation coverage;

(8) In the event of Total Disability, in order to receive the benefits described herein that Executive is not otherwise entitled to receive, no later than sixty (60) days after termination of employment, the Company and Executive must execute a release agreement (“Release”) substantially in the form of Exhibit ‘A’ attached hereto in order to receive the severance benefits. The Release will be effective upon completion of the payments (other than the health insurance premiums described above) due to Executive. Executive must also remain in substantial and continued compliance with the terms of Section IV of this Agreement.

(9) In the event of death, all payments shall be made to the person or persons identified as the Executive’s beneficiary for any Company-sponsored life insurance.

C.	Termination Without Cause or Executive Resigns for Good Reason Immediately Before or Following a Change of Control

If Executive’s employment terminates by the Company without Cause or by Executive for Good Reason within one year following or during the ninety (90) days immediately preceding a Change of Control (as defined below), then Executive shall be entitled to receive the following termination payments:

(1) As severance pay, two times Executive’s annual Salary at the rate in effect immediately prior to termination, paid in a lump sum within ten (10) days following the day Executive signs the Release agreement identified above; provided, however, the payment may be delayed as required to avoid additional tax for a “specified employee” under Section 409A as described in Section VI.G;

(2) Two times Executive’s Annual Incentive Payment, calculated as the greater of the Annual Incentive Payment earned by Executive in the year prior to termination or Executive’s Target Incentive Payment for the current year, paid in a lump sum within ten (10) days following the day Executive signs the release agreement identified above; provided, however, the payment may be delayed as required to avoid additional tax for a “specified employee” under Section 409A as described in Section VI.G;

(3) Provided that such payments do not result in a violation of the non-discrimination rules under Section 105(h) of the Internal Revenue Code and provided Executive and his dependents timely (and properly) elect COBRA continuation coverage under the Company’s group health plan(s), Company shall pay to the applicable insurer Executive and Executive’s eligible dependents’ continuing health insurance coverage for the shorter of (i) eighteen (18) months; (ii) until such date as Executive is no longer entitled to continuation coverage pursuant to COBRA under the Company’s group health plan(s); or (iii) until such date as Executive obtains health coverage through another employer;

(4) Executive’s earned but unpaid Salary through the effective date of termination, paid on the next regularly scheduled payroll date following the effective date of termination;

(5) Any earned but unpaid incentive compensation, including incentive compensation earned in the prior year but not yet paid and pro rata incentive compensation earned for the year in which termination occurs;

(6) The value of Executive’s accrued but unused vacation, consistent with the Company’s vacation policy applicable to all employees;

(7) Reimbursement of all reasonable business expenses incurred for activities prior to the effective date of termination;

(8) Upon termination under circumstances identified in this section, all of Executive’s unvested stock options and other equity grants shall immediately vest and remain exercisable consistent with any stock option grant or plan;

(9) In order to receive the benefits described herein that Executive is not otherwise entitled to receive, no later than sixty (60) days after termination of employment, the Company and Executive must execute a Release agreement substantially in the form attached hereto as Exhibit ‘A’ in order to receive the severance benefits. The Release will be effective upon completion of all payments due to Executive other than the health insurance premiums described above. Executive must also remain in substantial and continued compliance with the terms of Section IV of this Agreement.

D.	Termination with Cause or Resignation Without Good Reason

If the Company terminates Executive’s employment with Cause or Executive resigns without Good Reason, the Company shall provide Executive compensation and benefits as follows:

(1) Payment of Executive’s earned but unpaid Salary through the effective date of termination.

(2) Payment of the value of Executive’s earned but unused vacation consistent with Company policy that applies to all employees.

(3) Reimbursement of all reasonable business expenses incurred for activities prior to the Effective Date of termination.

(4) Any vested equity grants which shall remain exercisable to the extent provided under the terms of any grant or plan.

E.	Termination Without Cause or Executive Resigns for Good Reason

If the Company terminates Executive’s employment without Cause or Executive terminates his employment for Good Reason unrelated to a Change of Control, then Executive shall be entitled to receive the following termination payments:

(1) As severance pay, two times Executive’s annual Salary at the rate in effect immediately prior to termination, paid in a lump sum within ten (10) days following the day Executive signs the release agreement identified below, provided, however the payment may be delayed as required to avoid additional tax for a “specified employee” under Section 409A as stated in Section VI.G;

(2) Two times Executive’s Annual Incentive Payment, calculated as the greater of the Annual Incentive Payment earned by Executive in the year prior to termination or Executive’s Target Incentive Payment for the current year, paid in a lump sum within ten (10) days following the day Executive signs the release agreement identified below, provided, however the payment may be delayed as required to avoid additional tax for a “specified employee” under Section 409A as stated in Section VI.G;

(3) Provided that such payments do not result in a violation of the non-discrimination rules under Section 105(h) of the Internal Revenue Code, and provided Executive and his dependents timely (and properly) elect COBRA continuation coverage under the Company’s group health plan(s), Company shall pay to the applicable insurer Executive and Executive’s eligible dependents’ continuing health insurance coverage for the shorter of (i) eighteen (18) months; (ii) until such date as Executive is no longer entitled to continuation coverage pursuant to COBRA under the Company’s group health plan(s); or (iii) until such date as Executive obtains health coverage through another employer;

(4) Executive’s earned but unpaid Salary, paid on the next regularly scheduled payroll date following the date on which Executive’s employment terminated;

(5) Any earned but unpaid incentive compensation, including incentive compensation earned in the prior year but not yet paid and pro rata incentive compensation earned for the year in which termination occurs;

(6) The value of Executive’s accrued but unused vacation, consistent with the Company’s vacation policy applicable to all employees;

(7) Reimbursement of all reasonable business expenses incurred for activities prior to the effective date of termination;

(8) All of Executive’s unvested stock options and other equity grants shall vest and remain exercisable consistent with any such grant or applicable plan;

(9) In order to receive the benefits described herein that Executive is not otherwise entitled to receive, no later than sixty (60) days after termination of employment, the Company and Executive must execute a Release agreement substantially in the form attached hereto as Exhibit ‘A’ in order to receive the severance benefits. The Release is effective upon completion of payments due to Executive other than the health insurance premiums described above. Executive must also remain in substantial and continued compliance with the terms of Section IV of this Agreement.

F.	Definitions of “Cause”, “Good Reason” and “Change of Control”

1.	Cause

Wherever reference is made in this Agreement to termination being with or without Cause, “Cause” shall mean the occurrence of one or more of the following events:

(a) the willful and continued failure of the Executive to perform his duties;

(b) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially injurious to the Company;

(c) the Executive’s conviction or plea of guilty or nolo contendere to the charge of commission of a felony; or

(d) the Executive’s breach of a regulatory rule that materially and adversely affects the Executive’s ability to perform the Executive’s principal employment duties for the Company and its affiliates.

(e) Prior to a termination for Cause, Employer shall provide Executive 30-day prior written notice of the claimed basis for the possible “Cause” termination and an opportunity for Executive to cure any defect or deficiency on his performance. Upon request, Executive shall be entitled to a hearing before the Board of Directors with representation by counsel. “Cause” shall be established by affirmative vote of at least two-thirds of the entire Board of each employer in order to determine “Cause.”

2.	Good Reason

For the purposes of this Agreement, “Good Reason” shall mean that Executive, without his consent, has experienced one of the following events or circumstances:

(a) the assignment to the Executive of any duties materially diminished from those in effect immediately prior to such assignment;

(b) a change in the Executive’s authority, duties or responsibilities which represents a material adverse change from those in effect immediately prior to such change;

(c) a material decrease in the Executive’s annual Salary without his prior agreement;

(d) solely following a Change of Control, relocation of the Executive’s principal place of employment to a location that increases the Executive’s commute from his primary residence by more than 30 miles one way; or

(e) any other action or inaction that constitutes a material breach of the terms of the Agreement by the Company.

(f) To comply with Section 409 A of the Code, the Executive must give written notice of termination of employment within 60 days after the occurrence of the circumstances constituting Good Reason, and the Company will have 30 days to cure the circumstances constituting Good Reason, and the Executive’s “separation from service” must occur no later than six months following the initial existence of the circumstances giving rise to Good Reason.

Notwithstanding the foregoing, termination of employment by Executive will not be for Good Reason unless (i) Executive notifies the Company in writing of the existence of the condition which Executive believes constitutes Good Reason within sixty (60) days of the initial existence of such condition (which notice specifically identifies such condition), and (ii) the Company fails to remedy such condition within thirty (30) days after the date on which it receives such notice (the “Remedial Period”) whereupon Executive’s employment shall be deemed to be terminated for Good Reason upon failure of the Company to remedy. If Company attempts to cure, or disputes the existence of Good Reason, it shall provide documentary evidence thereof to Executive within the Remedial Period. Executive may elect to remain employed by Company and dispute any response by Company during the Remedial Period, without prejudice to the claim of Good Reason, by invoking the provisions of Article VI.I. In the event that Executive remains employed and invokes the dispute resolution process, he shall in any event complete his resignation within two years of the end of the Remedial Period. If Executive terminates employment before the expiration of the Remedial Period or after the Company remedies the condition (even if within the end of the Remedial Period), then Executive’s termination will not be considered to be for Good Reason.

3.	Change of Control

For the purposes of this Agreement, “Change of Control” means:

(a) one person or entity acquiring or otherwise becoming the owner of twenty-five percent or more of HomeStreet, Inc.’s or HomeStreet Bank’s outstanding shares in any class of shares;

(b) dissolution or sale of fifty percent or more in value of the assets of either HomeStreet, Inc. or HomeStreet Bank; or

(c) a change “in the ownership or effective control” or “in the ownership of a substantial portion of the assets” of HomeStreet, Inc. or HomeStreet Bank, within the meaning of Section 280G of the Internal Revenue Code.

Sale of stock through an Initial Public Offering shall not constitute a “Change of Control” under this Agreement.

IV.	CONFIDENTIALITY; NON-SOLICITATION;

A.	Confidentiality Agreement

Executive recognizes that the Company’s business and continued success depend upon the use and protection of confidential information and proprietary information, and therefore Executive is subject to, and this Agreement is conditioned on agreement to, the terms of the non-disclosure agreement (the “Confidentiality Agreement”) substantially in the form attached hereto as Exhibit ‘B’ entered into by Executive and the terms of the Confidentiality Agreement shall survive the termination of Executive’s employment with the Company or Successor Employer for a period of ten (10) years from termination unless otherwise required by law.

B.	Non-Competition

During Executive’s employment with the Company and/or a Successor Employer and for six months after the termination of such employment, Executive will not engage in, be employed by, perform services for, participate in the ownership, management, control or operation of, or otherwise be connected with, either directly or indirectly, any Competing Business. For purposes of this section, Executive will not be considered to be connected with any Competing Business solely on account of ownership of less than five percent of the outstanding capital stock or other equity interests in any Competing Business. Executive agrees that this restriction is reasonable, but further agrees that should a court exercising jurisdiction with respect to this Agreement find any such restriction invalid or unenforceable due to unreasonableness, either in period of time, geographical area, or otherwise, then in that event, such restriction is to be interpreted and enforced to the maximum extent which such court deems reasonable.

C.	Non-Solicitation

(1) During Executive’s employment with the Company and/or a Successor Employer and for six months after the termination of such employment, Executive will not induce, or attempt to induce, any employee, executive, Board member or independent contractor of the Company and/or a Successor Employer to cease such employment or relationship to engage in, be employed by, perform services for, participate in the ownership, management, control or operation of, or otherwise be connected with, either directly or indirectly, any Competing Business (defined below).

(2) During Executive’s employment with the Company and/or a Successor Employer and for six months after the termination of such employment, Executive will not, directly or indirectly solicit, divert, appropriate to or accept on behalf of any Competing Business, any business or account from any customer of the Company or entity about whom Executive has acquired confidential information in the course of his employment.

D.	Competing Business

“Competing Business” means any bank or thrift with an office or branch in Washington, Oregon, Idaho or Hawaii.

V.	ASSIGNMENT

This Agreement is personal to Executive and shall not be assignable by Executive. The Company may assign its rights hereunder to (a) any other corporation resulting from any merger, consolidation or other reorganization to which the Company is a party; (b) any other corporation, partnership, association or other person to which the Company may transfer all or substantially all of the assets and business of the Company existing at such time; or (c) any subsidiary, parent or other affiliate of the Company (“Successor Employer”). All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

VI.	MISCELLANEOUS

A.	Amendments

No amendment, modification, waiver, termination or discharge of any provision of this Agreement, or consent to any departure therefrom by either party hereto, shall in any event be effective unless the same shall be in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by the Company and Executive, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by the Company and Executive.

B.	Applicable Law

This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the laws of the State of Washington, without regard to any rules governing conflicts of laws.

C.	Entire Agreement

This Agreement, on and as of the date hereof, constitutes the entire agreement between the Company and Executive with respect to the subject matter hereof. To the extent any agreement, plan or policy of the Company is inconsistent with this Agreement, the provisions of this Agreement shall prevail and control and such other agreement, plan or policy will be construed by Company to be consistent with this Agreement and, if that is not possible, the other agreement, plan or policy shall be modified as to Executive to be in conformance with this Agreement. It is the intent of the parties that Executive shall, to the extent allowed by law, enjoy the full benefit of all obligations of Company set forth herein.

D.	Severability

If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any regulatory action, applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability, regardless of the reason therefor shall not affect any other provision of this Agreement or any action in any other jurisdiction, or the obligation of any other entity to this Agreement. If either entity to this Agreement is determined by any regulatory authority or court not to be able to perform its obligation(s) to Executive or not to have the authority to enter into this Agreement, then the other entity shall be liable therefor.

The obligations to Executive herein are the joint and several obligations of HomeStreet Inc. and HomeStreet Bank and there shall be joint and several liability of those entities in the event of any default to Executive by either for any reason.

E.	Legal Limitations

Notwithstanding any provision to the contrary in this Agreement, no payment of any type or amount of compensation or benefits shall be made or owed by Company to Executive pursuant to this Agreement or otherwise if payment of such type or amount is prohibited by, is not permitted under, or has not received any required approval under, any applicable governmental statute, regulation, rule, order (including any cease and desist order), determination, opinion, or similar provision whether now in existence or hereafter adopted or imposed, including without limitation, by or under (i) any provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) and regulations promulgated thereunder, (ii) any governmental provisions relating to indemnification by Company or an affiliate, including without limitation any applicable prohibitions or restrictions on depository institutions and their affiliates set forth in 12 USC 1828(k) or in 12 CFR Part 359, or (iii) any governmental provisions relating to payment of golden parachutes or similar payments, including without limitation any prohibitions or restrictions on such payments by troubled institutions and companies and their affiliates set forth in 12 USC 1828(k) or in 12 CFR Part 359. In the event any payment to Executive is prohibited or otherwise restricted, (x) such payment shall, to the extent allowed by law, order or regulatory determination and not objected to by applicable banking or other regulatory agencies, be reinstated as an obligation of the obligor(s) without further action immediately upon the cessation of such prohibition or restriction, and (y) the Company shall use its best efforts to secure the consent, if any shall be required, of the FDIC or other applicable banking or other regulatory agencies to make such payments in the highest amount permissible, up to the amount provided for in this Agreement.

If any payment made to Executive hereunder or under any prior employment agreement or arrangement is required under any applicable governmental provision (including, without limitation, Dodd-Frank and regulations promulgated thereunder) to be paid back to Company, the Executive shall upon written demand from Company promptly pay such amount back to Company.

F.	Code Section 280G

Notwithstanding anything in this Agreement to the contrary, if Executive becomes entitled to receive or receives any payment or benefit under this Agreement or under any other plan, agreement or arrangement with the Company, any person whose actions result in a Change of Control or any person affiliated with the Company or such person (all such payments and benefits being referred to herein as the “Total Payments”) and it is determined that any of the Total Payments will be subject to any excise tax pursuant to Code Section 4999, or any similar or successor provision (the “Excise Tax”), the Company shall pay to Executive an additional amount so that Executive’s net payment shall not be diminished in any respect by the additional Excise Tax.

G.	Code Section 409A

With respect to any payments or benefits hereunder that are subject to Code Section 409A and any official guidance and regulations issued thereunder (together “Code Section 409A”) and that are payable on account of Executive’s termination of employment, such payments shall only be made if such termination of employment constitutes a “separation from service” within the meaning of Code Section 409A. The Company may adjust any payment hereunder to avoid liability or obligation under Code Section 409A but such adjustments shall ensure that the payments are made in a manner that is as close to the terms of this Agreement as possible. Notwithstanding anything to the contrary contained in this Agreement, all reimbursements for costs and expenses under this Agreement will be paid in no event later than the end of the calendar year following the calendar year in which Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in- kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in- kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

The Company makes no representations or warranties to Executive with respect to any tax, economic or legal consequences of this Agreement or any payments or other benefits provided hereunder, including without limitation under Code Section 409A, and no provision of the Agreement shall be interpreted or construed to transfer any liability for failure to comply with Code Section 409A from Executive or any other individual to the Company or any of its affiliates. Executive, by executing this Agreement, shall be deemed to have waived any claim against the Company and its affiliates with respect to any such tax, economic or legal consequences of this Agreement or any payments or other benefits provided hereunder. However, the parties intend that this Agreement and the payments and other benefits provided hereunder be exempt from the requirements of Code Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-l(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-l(b)(9)(iii), or otherwise. To the extent Code Section 409A is applicable to this Agreement (and such payments and benefits), the parties intend that this Agreement (and such payments and benefits) comply with the deferral, payout and other limitations and restrictions imposed under Code Section 409A. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions. In addition, if Executive is a “specified employee,” within the meaning of Code Section 409A, then to the extent necessary to avoid subjecting Executive to the imposition of any additional tax under Code Section 409A, amounts that would otherwise be payable under this Agreement during the six (6) month period immediately following Executive’s “separation from service” for reasons other than Executive’s death (except those payments that may be exempt from 409A by virtue of the short-term deferral exception to 409A) shall not be paid to Executive during such period, but shall instead be accumulated and paid to Executive in a lump sum on the first business day after the date that is six (6) months following Executive’s separation from service.

H.	No Mitigation/Offset

In order to receive severance benefits provided in this Agreement, Executive shall not be required to engage in mitigation activities or seek alternative employment, nor would any other compensation received by Executive serve as an offset agreement to the severance or other benefits provided in this Agreement.

I.	Disputes

(1) In the event of a dispute or claim between Executive and the Company related to Employee’s employment or termination of employment, all such disputes or claims will be resolved exclusively by confidential arbitration in accordance with the Employment Arbitration Rules of the American Arbitration Association (the “AAA”). This means that the parties agree to waive their rights to have such disputes or claims decided in court by a jury. Instead, such disputes or claims will be resolved by an impartial AAA arbitrator (or other mutually agreeable person) whose decision will be final.

(2) The only disputes or claims that are not subject to arbitration are any claims by Executive for workers’ compensation or unemployment benefits, and any claim by Executive for benefits under an employee benefit plan that provides its own arbitration procedure. Also, Executive and Employer may seek injunctive relief in court in appropriate circumstances.

(3) The arbitration procedure will afford Executive and Employer the full range of statutory remedies, based on the statutes of limitations that would apply to the specific claims asserted as if they were asserted in court. Employer will pay all costs that are unique to arbitration, except that the party who initiates arbitration will pay the filing fee charged by AAA. Executive and Employer shall be entitled to discovery sufficient to adequately arbitrate their claims, including access to essential documents and witnesses, as determined by the arbitrator and subject to limited judicial review. In order for any judicial review of the arbitrator’s decision to be successfully accomplished, the arbitrator will issue a written decision that will decide all issues submitted and will reveal the essential findings and conclusions on which the award is based.

IN WITNESS WHEREOF, the parties have executed and entered into this Agreement effective on the date first set forth above.

JAY ISEMAN

Date	May 26, 2011

HOMESTREET, INC.

By	/s/ Gerhardt Morrison
Its	HRGC Chairman

Date	May 26, 2011

HOMESTREET BANK

By	/s/ Cynthia P. Sonstelie
Its	HRCG CHAIR

Date	6/1/11

EXHIBIT A

WAIVER AND RELEASE

WAIVER AND RELEASE

PLEASE READ THIS WAIVER AND RELEASE CAREFULLY. IT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS UP TO AND INCLUDING THE DATE THAT THIS AGREEMENT AND RELEASE IS EXECUTED BY THE COMPANY AND THE EXECUTIVE.

For and in consideration of the payments and other benefits due to [Jay Iseman] (the “Executive”) pursuant to the Employment Agreement (the “Employment Agreement”) entered into as             , 2011 (the “Effective Date”), by and between HomeStreet., Inc., and HomeStreet Bank, and their respective subsidiaries (together the “Company”) and the Executive, and for other good and valuable consideration, including the mutual promises made herein, the Executive and the Company irrevocably and unconditionally release and forever discharge each other and each and all of their present and former officers, agents, directors, managers, employees, representatives, affiliates, shareholders, members, and each of their successors and assigns, and all persons acting by, through, under or in concert with it, and in each case individually and in their official capacities (collectively, the “Released Parties”), from any and all charges, complaints, grievances, claims and liabilities of any kind or nature whatsoever, known or unknown, suspected or unsuspected (hereinafter referred to as “claim” or “claims”) which either party at any time heretofore had or claimed to have or which either party may have or claim to have regarding events that have occurred up to and including the date of the execution of this Release, including, without limitation, any and all claims related, in any manner, to the Executive’s employment or the termination thereof. In particular, each party understands and agrees that the parties’ release includes, without limitation, all matters arising under any federal, state, or local law, including civil rights laws and regulations prohibiting employment discrimination on the basis of race, color, religion, age, sex, national origin, ancestry, disability, medical condition, veteran status, marital status and sexual orientation, or any other characteristic protected by federal, state or local law including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act of 1990, as amended, the Americans with Disabilities Act, the Rehabilitation Act, the Occupational Safety and Health Act, the Family and Medical Leave Act. the Employee Retirement Income Security Act of 1974, as amended (except as to vested retirement benefits, if any), the Worker Adjustment and Retraining Notification Act, the Washington. Law Against Discrimination, RCW 49.60, The Washington Wage Rebate Act, RCW 49.52, the Washington Unpaid Wages Act, RCW 49.48, federal and state wage and hour laws, or any common law, public policy, contract (whether oral or written, express or implied) or tort law, or any other federal, state or local law, regulation, ordinance or rule having any bearing whatsoever.

The Executive must sign and return this Release by personal or guaranteed overnight delivery to the attention of the Human Resources Director, 1800 Two Union square, 601 Union Street, Seattle WA 98101 no earlier than the Date of Termination and no later than «Sign_date», which is the 60th day following the Date of Termination. The Executive can revoke this Release within seven days after executing the Release by sending written notification to the Company of Executive’s intent to revoke the Release, and this Release shall not become effective or enforceable until such revocation period has expired.The Executive’s written notification of the intent to revoke the Release must be sent to the

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Human Resources Director, 1900 Two Union Square, 601 Union Street, Seattle WA 98101 by personal delivery or guaranteed overnight delivery, within seven days after the Executive executed the Release.

The Executive and Company acknowledge that they may have sustained losses that are currently unknown or unsuspected, and that such damages or losses could give rise to additional causes of action, claims, demands and debts in the future. Nevertheless, the Executive and Company each acknowledge that this Release has been agreed upon in light of this realization and, being fully aware of this situation, the Executive and Company nevertheless intend to release the each other from any and all such unknown claims, including damages which are unknown or unanticipated. The parties understand the word “claims” to include all actions, claims, and grievances, whether actual or potential, known or unknown, and specifically but not exclusively all claims arising out of the Executive’s employment and the termination thereof. All such “claims” (including related attorneys’ fees and costs) are forever barred by this Release and without regard to whether those claims are based on any alleged breach of a duty arising in a statute, contract, or tort; any alleged unlawful act, including, without limitation, age discrimination; any other claim or cause of action; and regardless of the forum in which it might be brought.

Notwithstanding anything else herein to the contrary, this Release shall not affect, and the Executive and the Company, as applicable, do not waive or release: (i) rights to indemnification the Executive may have under (A) applicable law, (B) any other agreement between the Executive and a Released Party and (C) as an insured under any director’s and officer’s liability or other insurance policy now or previously in force; (ii) any right the Executive may have to obtain contribution in the event of the entry of judgment against the Executive as a result of any act or failure to act for which both the Executive and any of the Company or its affiliates or subsidiaries (collectively, the “Affiliated Entities”) are or may be jointly responsible; (iii) the Executive’s rights to benefits and payments under any stock options, restricted stock, restricted stock units or other incentive plans or under any retirement plan, welfare benefit plan or other benefit or deferred compensation plan, all of which shall remain in effect in accordance with the terms and provisions of such benefit and/or incentive plans and any agreements under which such stock options, restricted shares, restricted stock units or other awards or incentives were granted or benefits were made available; (iv) the Executive’s rights as a stockholder of any of the Affiliated Entities; (v) any obligations of the Affiliated Entities under the Employment Agreement (vi) any clawback required pursuant to restrictions on compensation for employees of financial institutions; (vii), any claims brought by the Federal Deposit Insurance Corporation as receiver or conservator of the Bank that have not been released or waived by the Company; (viii) claims for improper self-dealing; improper distributions and other limitations imposed by RCW 23B.08.320; (ix) any finally and judicially determined, knowing violation of the law by Executive that has a material and adverse impact on the Company; (x) any fraud or other intentional misconduct by Executive that has a material and adverse impact on the Company; (xi) any material violation of any confidentiality, nonsolicitation or noncompetition agreement or provision executed by Executive; or (xii) any other claim not subject to release by operation of law.

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The Executive waives all rights under section 1542 of the Civil Code of the State of California or any comparable or analogous Federal law or any other state law. Section 1542 provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

The Executive acknowledges and agrees that the Executive: (a) has been given at least [21/45] days within which to consider this Release and its ramifications and discuss the terms of this Release with the Company before executing it (and that any modification of this Release, whether material or immaterial, will not restart or change the original [21/45] day consideration period) and the Executive fully understands that by signing below the Executive is voluntarily giving up any right which the Executive may have to sue or bring any other claims against the Released Parties; (b) has been given seven days after returning the Release to the Company to revoke this Release; (c) has been advised to consult legal counsel regarding the terms of this Release; (d) has carefully read and fully understands all of the provisions of this Release; (e) knowingly and voluntarily agrees to all of the terms set forth in this Release; and (f) knowingly and voluntarily intends to be legally bound by the same. The Executive also understands that, notwithstanding anything in this Release to the contrary, nothing in this Release shall be construed to prohibit the Executive from (i) filing a charge or complaint with the Equal Employment Opportunity Commission or Washington State Human Rights Commission or any other federal, state or local administrative or regulatory agency, or (ii) participating in any investigation or proceedings conducted by the Equal Employment Opportunity Commission or any other federal, state or local administrative or regulatory agency; however, the Executive expressly waives the right to any relief of any kind in the event that the Equal Employment Opportunity Commission or Washington State Human Rights Commission or any other federal, state or local administrative or regulatory agency pursues any claim on the Executive’s behalf.

This Release is final and binding and may not be changed or modified except in a writing signed by both parties.

Date	[Name]

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EXHIBIT B

EXECUTIVE CONFIDENTIALITY AGREEMENT

EXECUTIVE CONFIDENTIALITY AGREEMENT

This Confidentiality Agreement (“Agreement”) is between HomeStreet, Inc., HomeStreet Bank (“Bank”) and their affiliate or subsidiary organizations and their successors and assigns (collectively, the “Company” or “HomeStreet”) and Jay Iseman (“Executive” or “Recipient”) (collectively, the “Parties”).

Executive is currently employed as the Executive Vice-President and Chief Credit Officer of the Bank and HomeStreet, Inc. It is the intent of the Parties that this Agreement will become effective upon the termination of Executive’s services to the Company. By virtue of his position with the Company, Executive has access to Confidential Information (defined below). HomeStreet must have assurance from Recipient that all Confidential Information provided to Recipient is and remains confidential after termination of his services. Therefore, for valuable consideration, the receipt of which is acknowledged to be sufficient, Recipient and HomeStreet agree as follows:

1.	“Confidential Information” means information concerning the business, operations, strategies, financial status, products, services, customer names, customer lists and customer information of HomeStreet, which is confidential or proprietary to HomeStreet.

2.	Confidential Information does not include information that: (a) is or becomes generally available to the public through no fault or act of Recipient or any of his Representatives in violation of this Agreement; (b) is or becomes available to Recipient or his representatives on a non-confidential basis from a source other than HomeStreet not known to Recipient or such Representatives to be prohibited from disclosing such information by a contractual, legal or fiduciary obligation of confidentiality; (c) is independently developed by the Recipient or his representatives without use of or reliance on, either directly or indirectly, Confidential Information; or (d) was known to or in the possession of Recipient or one of his representatives on a non-confidential basis prior to disclosure by HomeStreet under the terms of this Agreement; or (e) is developed primarily through the efforts or work product of Executive.

3.

After the termination of his services or employment agreement, Recipient agrees not to disclose any Confidential Information to any third party, unless such third party is a fiduciary, affiliate or HomeStreet vendor and such vendor and HomeStreet have signed a similar confidentiality agreement, or such disclosure of Confidential Information is required by lawful judicial or governmental order. Recipient agrees to give HomeStreet reasonable notice in writing in advance of releasing Confidential Information pursuant to any judicial or governmental order. Recipient additionally agrees to implement and maintain at all times reasonably appropriate procedures and controls to ensure at all times the security and confidentiality of all of HomeStreet’s

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Confidential Information, to protect against any anticipated threats or hazards to the security or integrity of such information; and to protect against unauthorized access to or use of such information that could result in substantial harm or inconvenience to Home Street or any customer of HomeStreet. Recipient agrees to notify HomeStreet of any known security breach, any known unauthorized release of Confidential Information, or any known unauthorized attempt to access Confidential Information of which it becomes aware within a reasonable time of the occurrence of such event. Such notice will include, at a minimum, the date and time of any such event, the nature and extent of Confidential Information involved in any such event, and the corrective measures taken by Recipient in response to any such event.

4.	All Confidential Information is and shall remain the property of HomeStreet. No license or conveyance of any right is granted or implied by the distribution of any Confidential Information to Recipient. Recipient agrees not to use, duplicate, or reproduce in any way any Confidential Information for Recipient’s own benefit or financial gain, or for any third party’s benefit or financial gain except to the extent reasonably necessary to analyze and prepare a business proposal to HomeStreet, in connection with rendering services to HomeStreet and to prepare and maintain his internal files in the ordinary course of its business. All documents (originals and copies, including electronic versions) containing Confidential Information shall either be destroyed or disposed of in a manner consistent with the Fair and Accurate Credit Transactions Act of 2003 or, if directed by HomeStreet, returned to HomeStreet upon termination of the rendering of services to HomeStreet by Recipient. Recipient agrees that HomeStreet may take reasonable actions as deemed appropriate by HomeStreet to confirm that Recipient has satisfied these obligations. It is understood that Recipient may retain one archival copy of such information for his internal files except for Bank customer loan files and documents containing private customer information.

5.	By making any Confidential Information available to Recipient, HomeStreet makes no representation, warranty or guarantee, either express or implied, as to the accuracy or completeness of any Confidential Information or to the format in which such Confidential Information is provided to Recipient. Except as otherwise provided in any engagement letter, HomeStreet shall not be liable to any party for damages, of whatever kind, as a result of Recipient’s reliance on any Confidential Information or any format in which Confidential Information is made available to Recipient.

6.	Recipient acknowledges that due to the highly sensitive nature of the Confidential Information, Recipient will be liable to HomeStreet for all losses suffered by HomeStreet as a result of Recipient’s intentional and material breach of this Agreement. In addition to any other remedies available to HomeStreet, Recipient agrees that, if Recipient breaches this Agreement, HomeStreet may seek injunctive relief against Recipient to stop any such breach.

7.	If either Party to this Agreement commences legal action to enforce any rights arising out of or relating to this Agreement, the prevailing Party in any such action shall be

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entitled to recover reasonable attorneys’ fees and costs, including fees and costs on appeal. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Washington and the venue for any legal action shall be Seattle, Washington.

8.	If Recipient and HomeStreet have entered into any other agreement, the terms of this Agreement shall, by this reference, be incorporated into and made a part of such other agreement, except to the extent otherwise specifically provided in such other agreement. The terms of this Agreement shall survive the termination of rendering of services to HomeStreet by Recipient for a period of ten years.

This Agreement is dated this      day of             , 2011.

HomeStreet, Inc. HomeStreet Bank	Executive

Jay Iseman

By:	By:

Title:

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